As filed with the Securities and Exchange Commission on December 27, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCEPTUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3170244
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

331 East Evelyn Avenue

Mountain View, CA 94041

(650) 962-4000

(Address of Principal Executive Offices)

Conceptus, Inc. D. Keith Grossman Stock Appreciation Right Agreement

Conceptus, Inc. D. Keith Grossman Restricted Stock Unit Award Agreement

(Full Title of the Plan)

D. Keith Grossman

President and CEO

Conceptus, Inc.

331 East Evelyn Avenue

Mountain View, CA 94041

(650) 962-4000

(Name and Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. D. Keith Grossman Stock Appreciation Right Agreement(2)	600,000	$12.83(3)	$7,698,000	$883
Common Stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. D. Keith Grossman Restricted Stock Unit Award Agreement(2)	150,000	$13.38(4)	$2,007,000	$230

(1)	This registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.003 per share (the “Common Stock”) that become issuable under the Conceptus, Inc. D. Keith Grossman Stock Appreciation Right Agreement and the Conceptus, Inc. D. Keith Grossman Restricted Stock Unit Award Agreement by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of Common Stock.
(2)	Preferred share purchase rights are attached to and trade with the Common Stock. The value attributable to such rights, if any, is reflected in the market price of the Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the maximum offering price is based on the exercise price of the stock appreciation rights, which is equal to $12.83 per share of Common Stock.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, the maximum offering price is based on the average of the high and low price per share of the Common Stock as reported by The Nasdaq Global Select Market on December 19, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 000-27596), filed with the Commission on March 15, 2011 (including information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2011 Annual Meeting of Stockholders);

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

(c) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the Commission on August 9, 2011;

(d) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Commission on November 9, 2011;

(e) the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 6, 2011 (with respect to Item 5.02), February 25, 2011, May 27, 2011, June 29, 2011, August 1, 2011, August 26, 2011, October 7, 2011, October 14, 2011, October 20, 2011, December 9, 2011 (with respect to Item 1.02 and Item 5.02), December 21, 2011 and December 27, 2011; and

(f) the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-27596), filed with the Commission on December 26, 1995, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s certificate of incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s bylaws provide that the Registrant must indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

The Registrant’s bylaws provide that the Registrant may indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

Pursuant to its bylaws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits immediately following the signature page.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 23, 2011.

Conceptus, Inc.

/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt, Executive Vice President, Operations and Chief Financial Officer

Each person whose signature appears below constitutes and appoints D. Keith Grossman and Gregory E. Lichwardt, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ D. Keith Grossman D. Keith Grossman	President, Chief Executive Officer and Director (principal executive officer)	December 23, 2011

/s/ Gregory E. Lichtwardt Gregory E. Lichtwardt	Executive Vice President, Operations and Chief Financial Officer (principal financial and accounting officer)	December 23, 2011

/s/ John L. Bishop John L. Bishop	Director	December 23, 2011

/s/ Thomas F. Bonadio Thomas F. Bonadio	Director	December 23, 2011

/s/ Paul A. LaViolette Paul A. LaViolette	Director	December 23, 2011

/s/ Robert V. Toni Robert V. Toni	Director	December 23, 2011

/s/ Kathryn A. Tunstall Kathryn A. Tunstall	Director	December 23, 2011

/s/ Peter L. Wilson Peter L. Wilson	Director	December 23, 2011

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Latham & Watkins LLP.

10.1	Conceptus, Inc. D. Keith Grossman Stock Appreciation Right Agreement.

10.2	Conceptus, Inc. D. Keith Grossman Restricted Stock Unit Award Agreement.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page hereto).